Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2005

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2005, the Compensation Committee (the “Committee”) of the Chesapeake Utilities Corporation (the “Company”) Board of Directors approved the following compensation arrangements relating to the executive officers of the Company.

2006 Performance Incentive Awards

Corporate Executive Officers
The Committee approved awards under the Company’s Performance Incentive Plan to John R. Schimkaitis, President and Chief Executive Officer; Paul M. Barbas, Executive Vice President; and Michael P. McMasters, Senior Vice President and Chief Financial Officer. According to the terms of the awards, each executive officer is entitled to earn up to a specified number of shares of the Company’s common stock (“Contingent Performance Shares”) depending on the extent to which pre-established performance goals (the “Performance Goals”) are achieved during the year ended December 31, 2006 (the “2006 Award Year”). In addition, any Contingent Performance Shares that are not earned by the applicable executive officer during the 2006 Award Year may be earned in 2007 or 2008, if in either of those two succeeding years cumulative pre-established Performance Goals are achieved over, respectively, the three-year period ending in that year. The Contingent Performance Shares, to the extent earned, will be issued to the applicable executive officer following the end of the award year in which it is earned, but will be subject to restrictions on transfer by the applicable executive officer for an additional three-year period from the date of issuance.

On or before September 30, 2006, the applicable executive officer, in lieu of the Contingent Performance Shares, can elect to receive at the end of the 2006 Award Year, whether or not the Performance Goals are achieved, a number of restricted shares of Company common stock equal to one-fourth of the maximum number of Contingent Performance Shares the applicable executive officer otherwise would have been entitled to earn. These shares will be subject to restrictions on transfer by the applicable executive officer for, and (subject to certain exceptions) will be subject to forfeiture if the employment of the applicable executive officer terminates during, the three-year period following the date of issuance.

The Performance Goals consist of: (i) earnings growth, (ii) achievement of established milestones and objectives under the Company’s long-term strategic plan, and (iii) shareholder value as measured by the performance of the Company’s stock price (including the reinvestment of dividends), in relationship to an index of industry peers.

Business Unit Executive Officers
The Compensation Committee also approved awards under the Company’s Performance Incentive Plan to (i) Stephen C. Thompson, Senior Vice President, and (ii) S. Robert Zola, President of Sharp Energy, Inc., a Company subsidiary, for the three-year period ending December 31, 2008. For a performance period beginning January 1, 2006 and ending December 31, 2006, each executive officer is entitled to earn, in the form of shares of restricted stock, up to 30 percent of the annual award of Contingent Performance Shares if the Company achieves Performance Goals relative to the index of industry peers relating to shareholder value performance. The second component consists of performance awards pursuant to which the remaining 70 percent of the annual award of Contingent Performance Shares will be earned, if (1) for Mr. Thompson, the Company’s natural gas segment achieves at least 90 percent of the target pre-tax return on investment over the three-year period January 1, 2006 to December 31, 2008 and (ii) for Mr. Zola, the Company’s propane distribution operation generates income at least equal to the income target for the three-year period January 1, 2006 to December 31, 2008. The 2006 Contingent Performance Shares, to the extent earned, will be issued to the applicable executive officer following the end of the award year, but will be subject to restrictions on transfer by the applicable executive officer for an additional three-year period from the date of issuance.

Alternatively, under the terms of the awards, each executive officer is entitled to elect, on or before September 30, 2006, to receive at the end of the 2006 Award Year, whether or not the Performance Goals are achieved, a number of restricted shares of Company common stock equal to one-fourth of the maximum number of annual Contingent Performance Shares the applicable executive officer otherwise would have been entitled to earn. These shares will be subject to restrictions on transfer by the applicable executive officer for, and (subject to certain exceptions) will be subject to forfeiture if the employment of the applicable executive officer terminates during, the three-year period following the date of issuance.

2006 Short-Term Bonus Awards
Under the Company’s Cash Bonus Incentive Plan, the Committee approved target cash bonus awards, measured as a percentage of base salary, and the performance targets, for each of Mssrs. Schimkaitis, Barbas, McMasters, Thompson and Zola. The approved performance targets, which vary according to the applicable executive officer, are based on the following performance criteria: (i) earnings per share, (ii) pretax return on average investment of the Company’s regulated natural gas operations and (iii) earnings before interest and taxes of the Company’s Delmarva propane distribution operations. The amount of each executive officer’s cash bonus for 2006 will vary depending on the extent to which the applicable performance targets are achieved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: December 5, 2005